Free Writing Prospectus
Filed Pursuant to Rule 433
Dated June 19, 2007
Registration Statement No. 333-143316-01
$1,525,969,000
Ford Credit Auto Owner Trust 2007-A
Issuing Entity or Trust
Ford Credit Auto Receivables Two LLC
Depositor
Ford Motor Credit Company LLC
Sponsor and Servicer
     The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by placing a collect call to (212) 409-7528.
The Trust will issue:

			Final Scheduled
	Principal Amount	Interest Rate	Payment Date
Class A-1 notes(1)	$466,000,000	5.34852%	July 15, 2008
Class A-2a notes	$300,000,000	5.42%	April 15, 2010
Class A-2b notes	$287,596,000	one-month LIBOR + 0.01%	April 15, 2010
Class A-3a notes	$255,444,000	5.40%	August 15, 2011
Class A-3b notes	$294,000,000	one-month LIBOR + 0.03%	August 15, 2011
Class A-4a notes	$144,330,000	5.47%	June 15, 2012
Class A-4b notes	$145,000,000	one-month LIBOR + 0.05%	June 15, 2012
Class B notes	$59,759,000	5.60%	October 15, 2012
Class C notes	$39,840,000	5.80%	February 15, 2013
Class D notes(1)	$39,839,000	7.05%	December 15, 2013

Total	$2,031,808,000

(1)	The Class A-1 notes and the Class D notes are not being publicly offered.
The pricing terms of the offered notes are:

		Underwriting
	Price to Public	Discount	Proceeds to the Depositor(1)
Class A-2a notes	99.99794%	0.125%	99.87294%
Class A-2b notes	100.00000%	0.125%	99.87500%
Class A-3a notes	99.98568%	0.175%	99.81068%
Class A-3b notes	100.00000%	0.175%	99.82500%
Class A-4a notes	99.97747%	0.250%	99.72747%
Class A-4b notes	100.00000%	0.250%	99.75000%
Class B notes	99.96618%	0.350%	99.61618%
Class C notes	99.96823%	0.350%	99.61823%

Total	$1,525,860,855.21	$2,767,943.50	$1,523,092,911.71

(1)	Before deducting expenses estimated to be $1,000,000.

	Weighted Average Life(yrs)(1)	Expected Maturity	Bench+Spread	Yield
Class A-2a notes	1.00	December 15, 2008	EDSF+3	5.484%
Class A-2b notes	1.00	December 15, 2008	1ML+1	—
Class A-3a notes	2.00	February 15, 2010	SWPS+6	5.469%
Class A-3b notes	2.00	February 15, 2010	1ML+3	—
Class A-4a notes	3.06	February 15, 2011	SWPS+11	5.541%
Class A-4b notes	3.06	February 15, 2011	1ML+5	—
Class B notes	3.78	May 15, 2011	SWPS+22	5.676%
Class C notes	3.88	May 15, 2011	SWPS+42	5.880%

(1)	Assuming a 1.5% ABS rate to the 5% clean up call.
     The trust will enter into interest rate swaps with BNP Paribas to hedge the interest rate risk on the Class A-2b, Class A-3b and Class A-4b notes. Each month on a net basis, the trust will pay 5.41% on the notional amount related to the Class A-2b notes, 5.39% on the notional amount related to the Class A-3b notes and 5.43% on the notional amount related to the Class A-4b notes and the trust will receive one-month LIBOR plus 0.01%, one-month LIBOR plus 0.03% and one-month LIBOR plus 0.05%, respectively, under the interest rate swap agreements.

UNDERWRITING
     The depositor and the underwriters named below have entered into an underwriting agreement for the notes referred below. Subject to certain conditions, each underwriter has agreed to purchase the principal amount of notes indicated in the following table:

	Class A-2a	Class A-2b	Class A-3a	Class A-3b	Class A-4a	Class A-4b
Underwriters	Notes	Notes	Notes	Notes	Notes	Notes
ABN AMRO Incorporated	$60,000,000	$57,519,200	$51,088,800	$58,800,000	$28,866,000	$29,000,000
BNP Paribas Securities Corp.	60,000,000	57,519,200	51,088,800	58,800,000	28,866,000	29,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	60,000,000	57,519,200	51,088,800	58,800,000	28,866,000	29,000,000
Calyon Securities (USA) Inc.	60,000,000	57,519,200	51,088,800	58,800,000	28,866,000	29,000,000
PNC Capital Markets LLC	60,000,000	57,519,200	51,088,800	58,800,000	28,866,000	29,000,000
Total	$300,000,000	$287,596,000	$255,444,000	$294,000,000	$144,330,000	$145,000,000

	Class B	Class C
Underwriters	Notes	Notes
ABN AMRO Incorporated	$19,919,668	$13,280,000
BNP Paribas Securities Corp.	19,919,666	13,280,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	19,919,666	13,280,000

Total	$59,759,000	$39,840,000